UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 21, 2016

Qumu Corporation
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

510 1st Avenue North, Suite 305 Minneapolis, MN	55403
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 1 through 4 and 6 through 9 are not applicable and therefore omitted.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective January 21, 2016, the Compensation Committee of the Board of Directors of Qumu Corporation (the “Company”) approved and the Board of Directors of the Company ratified the establishment of the Company’s short-term incentive program for 2016 (the “2016 Incentive Plan”) and set the cash incentive pay opportunities under the 2016 Incentive Plan for the Company’s executive officers: Vern Hanzlik, President and Chief Executive Officer, and Peter J. Goepfrich, Chief Financial Officer.

Under the 2016 Incentive Plan, the Compensation Committee determined minimum, target and maximum amounts of three performance goals for 2016: core bookings, revenue and adjusted EBITDA, which were weighted 25%, 25% and 50%, respectively. Core bookings is defined as the dollar value of signed non-cancellable customer purchase commitments for the following categories: (i) perpetual licenses, (ii) subscription and support for less than one year terms, (iii) hardware, (iv) professional services and other, and (v) maintenance and support for less than one year terms. Revenue will be determined in conformity with U.S. generally accepted accounting principals. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization but excluding expense associated with equity based compensation. The Compensation Committee retains the discretion to include or exclude items from any of the three performance goals and determine the amount of core bookings, revenue and adjusted EBITDA to be used in calculating incentive pay under the 2016 Incentive Plan.

Under the 2016 Incentive Plan, achievement of a performance goal at less than target level will result in proportionately decreasing incentive pay relating to that performance goal until the achievement fails to meet the minimum, at which point the executives are entitled to no incentive pay with respect to that performance goal. Achievement of a performance goal at greater than target level will result in proportionately increasing incentive pay relating to that performance goal. However, under the 2016 Incentive Plan, the maximum incentive pay that may be earned by an executive officer will not exceed 150% his incentive pay at the target level, even if actual performance exceeds the maximum level for any or all performance goals. Additionally, incentive pay as to all performance goals under the 2016 Incentive Plan is funded by the availability of adjusted EBITDA (excluding expense associated with the 2016 Incentive Plan) and failure to achieve this adjusted EBITDA metric, even if other performance goals are achieved, will result in no incentive pay under the 2016 Incentive Plan.

The Compensation Committee also approved the cash incentive pay that the executive officers may earn under the 2016 Incentive Plan at the target level of achievement of each performance goal as a percentage of their respective salaries as follows: Mr. Hanzlik, 65%, and Mr. Goepfrich, 50%. At the maximum level of achievement, Mr. Hanzlik may earn incentive pay of 97.5% of his base salary and Mr. Goepfrich may earn incentive pay of 75% of his base salary.

The Compensation Committee did not change the base salaries for the executive officers for 2016 from the amount in effect immediately prior to the adoption of the 2016 Incentive Plan. As was the case for the 2015 Incentive Plan, for the purposes of determining incentive pay under the 2016 Incentive Plan to Mr. Hanzlik, the Compensation Committee will continue use Mr. Hanzlik’s lower base salary unadjusted for the higher cost of living index in the San Francisco, California metropolitan area.

All incentive pay earned in 2016 will be paid in the first quarter of 2016 and an executive officer must be employed by the Company as of December 31, 2016 and as of the payment date in order to receive any incentive pay under the 2016 Incentive Plan unless otherwise provided in the Company’s letter agreement with the executive relating to severance and change in control benefits. Additionally, all incentive payments are subject to “clawback” to the extent required by federal law and the Company’s Second Amended and Restated 2007 Stock Incentive Plan, as amended.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

By:	/s/ Peter J. Goepfrich
Peter J. Goepfrich
Chief Financial Officer

Date: January 21, 2016

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